Exhibit 10.2

This AWARD AGREEMENT, dated as of August 12, 2019 (the “Date of Grant”), is delivered by Rite Aid Corporation (the “Company”) to Heyward Donigan (the “Grantee”).  This agreement evidences the awards made under Section 1 (collectively, the “Award”).  The Award is granted outside the terms of the Rite Aid Corporation 2014 Omnibus Equity Plan (the “Plan”), and the share reserve thereunder, as an “employment inducement award” within the meaning of NYSE Manual 303A.08.  Subject to the terms and conditions herein, the Award will otherwise be subject to the terms and conditions set forth in  the Plan (as amended from time to time as permitted by the Plan) and will be governed as if it had been granted under the Plan.  The terms and conditions contained herein may be amended by the Committee as permitted by the Plan.  Capitalized terms not defined herein shall have the meanings ascribed to them in the Plan.  Your award will post to your  E*Trade brokerage account no later than September 1, 2019.

1. Award

• Nonqualified Stock Options
Number of Shares:	502,913
Exercise Price per Share:	$7.02
Expiration Date	10 years from date of grant
Vesting Schedule:*	25% on August 12, 2020
25% on August 12, 2021
25% on August 12, 2022
25% on August 12, 2023

• Restricted Stock
Number of Shares:	284,900
Vesting Schedule:*	33 1/3 % on August 12, 2020
33 1/3 % on August 12, 2021
33 1/3 % on August 12, 2022

*                          Vesting is subject to Grantee’s continued employment through the applicable vesting date, unless otherwise provided in this Award Agreement.

2. Certain Terms and Conditions

Adjustment

Upon the occurrence of a change in capitalization as described in Section 3(c) of the Plan, the Committee shall, in its sole and absolute discretion, make adjustments in any applicable exercise price and in the number and kind of shares of stock or other property or cash that may be issued under the Award.

Withholding

Whenever shares of Company Stock are to be delivered pursuant to, or upon the exercise of, an Award, the Company shall have the right to require the Grantee to remit to the Company in cash an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto or the Grantee may satisfy the foregoing requirement by electing to have the Company withhold from delivery shares of Company Stock having a value equal to the amount of tax required to be withheld upon, up to the maximum statutory rates in the Grantee’s applicable jurisdiction, as determined by the Company.

Termination of Employment

In General.  Except as otherwise provided herein or in a written employment agreement between the Company and the Grantee, upon the termination of the Grantee’s employment with the Company for any reason prior to the applicable vesting date set forth in Section 1 above, (1) any portion of the Option which had not become vested shall be immediately forfeited by the Grantee, (2) that portion of the Option which had previously become vested shall remain exercisable for a period of 90 days following such termination (but in no event beyond the Expiration Date set forth in Section 1 hereof), and (3) any and all shares of Restricted Stock that had not yet vested shall be immediately forfeited by the Grantee.

Termination for Cause. If the Grantee’s employment with the Company terminates for Cause, then (1) all outstanding Options shall terminate and be forfeited at the commencement of business on the date of termination and (2) all outstanding shares of Restricted Stock shall be immediately forfeited by the Grantee.  “Cause” shall have the meaning ascribed to such term in the Grantee’s individual employment, severance or other agreement with the Company or, if the Grantee is not party to such an agreement, “Cause” shall mean conduct that is detrimental to the Company.

Post-Termination Exercise Period Upon Certain Terminations.  If the Grantee’s employment with the Company terminates as a result of disability or Retirement, in each case as determined by the Committee, or due to the Grantee’s death, then the portion of the Option which had previously become vested shall remain exercisable for the one year period following such termination (but in no event beyond the Expiration Date set forth in Section 1 hereof).

Change in Control.  Upon the occurrence of a Change in Control, this Award shall be subject to the provisions of Section 14 of the Plan.

Entire Agreement; Governing Law

The provisions of the Plan are hereby incorporated herein by reference.  The Award Agreement and the incorporated provisions of the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof, and may not be modified except by means of a writing signed by the Company and the Grantee.  If there is a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of this Award Agreement shall govern. This Award Agreement shall be construed and administered in accordance with the laws of the State of Delaware without reference to its principles of conflicts of law.

No Guarantee of Continued Service

The Grantee acknowledges and agrees that this Award Agreement and the transactions contemplated hereunder do not constitute an express or implied promise of continued engagement as an employee for any period and shall not interfere with the Grantee’s right or the Company’s right to terminate the Grantee’s employment at any time, with or without Cause.

Successors and Assigns

The terms of this Award Agreement shall be binding upon the Grantee and upon the Grantee’s heirs, executors, administrators, personal representatives, assignees and successors in interest, and upon the Company and its successors and assignees, subject to the provisions of the Plan.

Acknowledgement

The Grantee and the Company agree that this Award is granted under and governed by the terms and conditions of this Award Agreement, and will otherwise be subject to the provisions of the Plan and will be governed as if it had been granted under the Plan, other than with respect to the share reserve under the Plan which will not be affected by this Award.  The Grantee has reviewed the Plan and this Award Agreement and fully understands all provisions of the Award Agreement including the provisions of the Plan which are incorporated herein by reference.  The Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to this Award Agreement including the provision of the Plan which are incorporated herein by reference.